Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES DOWN 5 PERCENT;

COMPARABLE STORE SALES DOWN 9 PERCENT

SAN FRANCISCO – January 5, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $2.4 billion for the five-week period ended December 31, 2005, which represents a 5 percent decrease compared with net sales of $2.6 billion for the same period ended January 1, 2005. The company’s comparable store sales for December 2005 decreased 9 percent compared with a 1 percent decrease in December 2004.

Comparable store sales by division for December 2005 were as follows:

•	Gap North America: negative 10 percent versus positive 1 percent last year

•	Banana Republic North America: negative 5 percent versus negative 2 percent last year

•	Old Navy North America: negative 10 percent versus negative 1 percent last year

•	Gap International: negative 3 percent versus negative 8 percent last year

“During December, traffic trends at all three brands continued to drive negative comparable store sales,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “However, we are pleased that fewer markdowns in the month resulted in merchandise margins slightly above those of last year.”

Year-to-date net sales of $15.1 billion for the 48 weeks ended December 31, 2005, decreased 2 percent compared with net sales of $15.4 billion for the same period ended January 1, 2005. The company’s year-to-date comparable store sales decreased 5 percent compared with a 1 percent increase in the prior year.

In addition, the company remains comfortable with the annual earnings per share guidance that it provided in its third quarter earnings release of $1.12 to $1.17, and through December, the company is trending to the upper-end of this range.

As of December 31, 2005, Gap Inc. operated 3,126 store locations compared with 3,049 store locations last year.

Forward-Looking Statements

This press release and related recorded call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding (i) inventory per square foot for the fourth quarter of 2005 and (ii) earnings per share for 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of January 5, 2006 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798